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                                                                    Exhibit 99.2

                              CCG INVESTOR RELATION

                           MODERATOR: SILVANO DIGENOVA
                                JANUARY 24, 2006
                                   3:30 PM CT


Operator:           Good afternoon. My name is Ranita and I will be your
                    conference facilitator today. At this time I would like to welcome everyone to the Superior Galleries conference for the company's fiscal 2006 second quarter results call.

                    All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

                    Thank you. I'll now turn to the call over to Mr. Sean Collins of CCG Investor Relations.

Sean Collins:       Thank you operator. Good afternoon everyone and welcome to
                    Superior Galleries conference call for the company's fiscal
                    2006 second quarter which ended December 31, 2005. As the operator said my name is Sean Collins. I'm a partner with CCG, the company's investor relations counsel.

                    In a moment you will hear from and have an opportunity to ask questions of the company's CEO Silvano DiGenova and the company's former EVP and Chief Financial Officer Paul Biberkraut.

                    But we'd like to begin with the following statement. The company wishes to take advantage of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking statements under the act. Such forward looking statements may include general or specific comments by the company's officials about future performance as well as certain responses to questions posed to company officials about future operations.

                    The company wishes to caution participants in this call that numerous factors could cause actual results to differ materially from any future forward looking statements. These factors include the risk factors set forth in the company's SEC filings. Any forward looking statements made in this call speak only to as of the date of the call and the company undertakes no obligation to revise or update any forward looking statements whether as a result of new information, future results, or otherwise.

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                    Following management's prepared remarks we will open the
                    call to questions from members of the investment community. Please note that any journalists monitoring the call are welcome to contact management or CCG separately following the call. But we would like to limit questions during the call to members of the investment community and to Superior Galleries shareholders.

                    So with that said it's my pleasure to turn the call over to the CEO of Superior Galleries, Silvano DiGenova. Sil?

Silvano DiGenova:   Thank you. I'm Silvano DiGenova, Chairman and CEO of
                    Superior Galleries. I'm joined here today by Paul
                    Biberkraut, our Executive Vice President and Chief Financial
                    Officer. Earlier we issued a press release on the financial results of the quarter and six month period ending December
                    31, 2005. If you're at a computer you can go to our website which is www.sgbh.com, scroll down the page to press releases, under Superior In the News in the left hand column, click on press releases and you'll see it. Or if you prefer you can contact CCG at 310-477-9800.

                    To summarize, for the fiscal 2006 quarter ending December 31, 2005, we reported revenues of $9.6 million which is a 15% increase over the $8.4 million in revenues in the corresponding period of the prior year. As many of you know, the December quarter is traditionally our slowest quarter, with fewer major coin shows and smaller-scale trade shows than in other quarters.

                    Although our auction commission revenue remained flat year over year, both sell-through and the average commission earned increased. We believe this reflects the positive effects of a shift to choosing only higher quality consignments. That is, we are focusing on improving the sell-through and profitability of our auction business by avoiding consignments with lower commissions and with lower margins.

                    We believe that emphasizing top-quality rare coins fits with our traditional identity, image and commitment. We also believe that the positive financial effect of this shift to quality will become more apparent in our financial results in future quarters.

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                    This emphasis on higher quality for our auction business has already had a dramatic impact on our first Elite auction of calendar 2006, held in January. These are live auctions supported by simultaneous online bidding. Preliminary figures showed a sell-through rate of close to 80% in contrast with an approximate average of only 60% for the comparable events over the past year.

                    The success of enhancing our elite auction offerings also fits with our overall strategy to use our Elite auctions and our monthly online Collectors' auction events to gain significant new customers.

                    These lifecycle customers then receive top-level numismatic expertise of our Private Client Services Group. There are some other qualitative and strategic highlights that I will speak with in a moment, but first our CFO Paul Biberkraut will review our financial results for the quarter and six months ending December 31, 2005.

                    Paul?

Paul Biberkraut:    Thank you Sil. I will start off by reviewing the results of operations for the second quarter and the first six months of our 2006 fiscal year, including balance sheet components as of the end of the quarter on December 31, 2005.

                    As Sil mentioned, in the second quarter we reported revenues of $9.6 million. This is a marked year over year improvement of $1.2 million or 15% for what is typically the slowest quarter of the year.

                    As noted in our 10Q, the year-over-year improvement was primarily due to strong market demand for rare coins, which we believe was caused by rising gold prices, low interest rates, uncertainty in the stock market, and higher levels of inventory reflecting the additional financing provided to us in 2005 by Stanford Financial Group, our largest shareholder.

                    Commission income declined 5% year over year to $141,000. As many of you know, our commission income incurs minimum cost of sales and varies from period to period based on the mix of wholesale and retail revenues in any given quarter.

                    As Sil noted, we are planning to continue qualitative improvement in the consignments we accept for auction. In the second quarter, this had the effect of making lower sales levels more profitable.

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                    While hammer prices for the quarter declined 40% year over year, our average net commission rate on consignments increased from 7.5% to 10.5%, and we're working to build on that improvement going forward.

                    Our cost of sales totaled $8.4 million, or 88% of revenues, for the second quarter of fiscal 2006. This marks a 24% increase from $6.8 million, or 81% of total revenue, in last year's second quarter.

                    Gross profit for the three months ended December 31, 2005 was down 27% year over year to $1.2 million, or 12% of revenues, versus $1.6 million or 19% of total revenues in the prior-year quarter.

                    In the second quarter of fiscal 2006, selling, general, and administrative expenses totaled $2.2 million, or 22.5% of revenues, as compared to $1.6 million, or 19.5% of revenues, in the prior-year quarter. This primarily reflects adding key executives and other staff to our team, with additional employee compensation commission of $128,000.

                    Second quarter SG&A also includes approximately $47,000 in additional investor relations expenses, $86,000 in employee stock option expenses, plus internet related fees, commissions, and consulting expenses of $52,000, and finally higher advertising costs of $85,000.

                    A couple of comments about second quarter expenses. On additions to staff, we'd like to note that we are very pleased with the caliber and experience of the new hires we have made in recent months and we believe that we are making worthwhile investments in human assets that are the single most indispensable elements in achieving growth and success for a company in our specialized business.

                    That being said, we are reviewing our commission structure to ensure that we achieve a balance that rewards our team members, in a way that incentivizes them fully, without requiring us to overspend on commissions.

                    Regarding the new advertising expenditures, we are gaining some traction in attracting new and significant customers by promoting rare coin collecting and our strong service orientation in select hard asset newsletters that have high-net-worth individuals as their subscribers. So like our staffing initiatives, this new advertising expense should be viewed as an investment in future growth and increased market share.

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                    In the context of the seasonally slow second quarter, these initiatives contributed to a year-over-year increase in our quarterly net operating loss. This totaled $980,000 for the second quarter of fiscal 2006 as compared to a loss from operations of $26,000 in the prior-year quarter. Due to seasonal and business building factors noted, our net loss was $1.1 million or 23 cents per share versus a net loss of $130,000 or three cents per share for the prior year quarter.

                    In the six months ended December 31, 2005, total revenue increased 20% from $17.7 million in the first half of fiscal 2005 to $21.3 million in the most recent six-month period. This included a 70% revenue increase in the wholesale segment and a 33% increase in the retail sales year over year.

                    Commission income, which continued to reflect pricing pressure from our competitors, declined 7% comparing the two six-month periods, to $846,000 in the period ended December 31, 2005.

                    Meanwhile six-month cost of sales increased 27% to $17.8 million, or 84% of revenues, as compared to $14 million or 79% of revenues in the prior-year period. As a result, our six-month gross profit declined 5% to $3.5 million, or 16% of sales, from $3.7 million, or 21% of sales, for the prior-year period.

                    Meanwhile, due to the additions of staff and other business-building efforts, six-month SG&A expenses were up 28% year over year from $3.5 million, or 20% of sales in the first six months of fiscal 2005, to $4.5 million or 21% of sales in the six months of fiscal 2006.

                    Our six-month operating loss totaled $970,000 for the first half of fiscal 2006 versus operating income of $174,000 for the corresponding period in fiscal 2005. Our six-month net loss totaled $1.2 million, or 25 cents per share, compared to a $5,000 net loss, or zero cents per share, in the prior-year six-month period.

                    Turning to the balance sheet, our cash increased by $295,000, or 70.7%, for the six months ended December 31, 2005, to $712,000, from $417,000 at June 30, 2005.

                    Our accounts receivable decreased by slightly less than $2 million, or 39.3%, to $3 million at December 31, 2005, from approximately $5 million at June 30, 2005.

                    Inventories increased 6.7% during the six months of the year, to $9.3 million from $8.8 million at our June 30, 2005 fiscal year-end. This reflects our increased sales volume.

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                    Cash provided by our operating activities totaled $295,000 for the six months ended December 31, 2005, versus cash used in operations of $350,000 at the same point of the prior year. For details on these items please consult our 10Q filings for the period ended December 31, 2005.

                    With that review of the second quarter, I'd like to note that I have resigned the post of Executive Vice President, Chief Financial Officer and Secretary for Superior Galleries in order to pursue a new opportunity with a diversified public company headquartered in the eastern United States. As noted in our 8K filing on this matter in December, I will remain a member of the Superior Galleries Board of Directors. It has been a pleasure to work with the Superior Galleries team as it has grown over the years, and an honor to support the company's growth in a tough competitive market niche.

                    As a board member, I will continue to keep close tabs on the company's progress going forward, and I wish the best of luck to the company's management, employees, and shareholders as Superior Galleries pursues its multi-channel growth strategy.

                    Now I'll turn it back to Sil for additional commentary on our strategy and outlook.

Silvano DiGenova:   Thanks Paul. I'm sure I speak for everyone at Superior
                    Galleries in thanking Paul for his tireless effort on behalf of the company over the years, in an environment of challenging competition as well as increasingly complex and demanding accounting standards. We have a contract employee handling CFO duties on an interim basis, and have begun a search for a permanent replacement.

                    We all wish Paul Biberkraut well and look forward to continue to benefit from his expertise in his continuing role as a member of the Board of Directors. We especially appreciate Paul staying on to complete the second quarter reporting cycle, including this conference call, before relocating to take on his new opportunity. Thank you, and best of luck from all of us.

                    In other news concerning the board, on December 15, 2005, our Board of Directors authorized an increase in the total number of directors from five to seven. At the same time the board appointed Mitchell T. Stoltz as a board member and as chairman of the nominating committee. Mr. Stoltz is currently a member of the Board of Directors of NWS Illinois d/b/a Union Beverage Company and Hamburg Distributing Company, and is also a consultant to NWS.

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                    He has been with NWS since 1992 and has over 25 years
                    experience in marketing and executive positions. We are pleased to welcome him to the Superior board. He joins us at a time when our long-term outlook is strong and exciting.

                    As we discussed in the last conference call, the largest investments in our successful website development growth initiative are now behind us. Our online only Collector's auctions are now launched and are taking place each month. We will continue to make incremental upgrades to our online operations, but can count the major website upgrades of recent quarters as one of the most significant growth initiatives in the company's history.

                    Another key plus is the support we've received from the Stanford Financial Group. The line of credit that Stanford expanded last year towards auction advances to key customers and allows us to optimize the quantity and quality of our inventory.

                    In October, we also became the preferred rare coin supplier to Stanford Financial Group's member company, Stanford Coin and Bullion. We are also now its exclusive auctioneer, and Stanford Financial Group is advising its investor clients to take advantage of the inflation hedge and portfolio diversification that rare coin investing provides.

                    Following the close of the second quarter, we were covered by CNBC in a segment that aired on its new evening show "On the Money" on January 6. This gave us the opportunity to showcase our most recent Santa Clara Elite auction, and I was interviewed about the company and the broader topic of rare coin collecting as an integral part of a well-balanced investment strategy.

                    In other news, Superior Galleries has been selected by the State of California to serve as the exclusive auctioneer for unclaimed property, including rare coins, jewelry, and other high-end small collectables that have become state property primarily from personal estates lacking designated legal beneficiaries.

                    A couple of our expert staffers are currently in Sacramento compiling an inventory of these items for the first of these events. The first of these unclaimed property auctions will take place in early May during our fiscal fourth quarter.

                    We currently anticipate conducting about two auctions per year of this kind. While we do not expect revenues or profits from these new sources to dramatically change our outlook, it is nice to add a third auction to our fourth quarter schedule.

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                    It is also an honor to be chosen by California to handle
                    liquidation of these unclaimed assets. We anticipate that these auctions will serve to broaden and extend our customer base going forward. We would see potential for expanding this service to other states in the future, but have no offers to do so at this point.

                    So at this time I'd like to open the call to questions. Operator?

Operator:           At this time I would like to remind everyone if you would
                    like to ask a question please press star 1 on your telephone keypad.

                    We'll pause for just a moment to compile the Q&A roster.

                    Your first question comes from the line of James Ko of Wedbush Morgan Securities.

James Ko:           Good afternoon, guys.

Silvano DiGenova:   Hi.

James Ko:           I was wondering if you could provide more color regarding
                    website traffic during the quarter.

Silvano DiGenova:   Unfortunately, I don't think we have like hard numbers that
                    I can really go over. We know we're having increased traffic in the number of orders and additional bidders on the online and the Elite auctions.

                    Paul, do we have any numbers on - I know we're starting to keep track of number of bidders, for example...

Paul Biberkraut:    Yes.

Silvano DiGenova:   But I don't believe we're prepared to have...

Paul Biberkraut:    Sure. I think that we did a comparison last quarter over
                    quarter. I think at the September 2005 quarter , the number of actual bidders increased something like 70% over a year ago.

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                    So there has been significant additional traffic, especially in that area, with regard to our auctions. What we're finding is that we are getting more and more bidders that are coming through the websites because of our enhanced absentee bidding capabilities.

James Ko:           Okay. Thank you.

Operator:           Your next question comes from the line of David Rietz of DCR
                    Investments.

David Rietz:        Hi, guys. Just want to get a rundown on insider ownership
                    rundown if I could.

Silvano DiGenova:   My ownership - this is Sil DiGenova speaking - is
                    approximately 22 or 23%. I believe Stanford is in the very high forties. Paul, you might be able to elaborate with more precise numbers.

Paul Biberkraut:    Basically, and just a note is that we're doing this based on voting control because Stanford's preferred share ownership is almost like common shares because they are voting convertible preferred. So based on looking at shares as converted - if we converted all the preferred shares, there would be eight point six million shares outstanding.
                    Stanford has approximately 50.5% of that total and Sil has about 23%.

David Rietz:        Thank you.

Operator:           Once again, if you would like to ask a question please press star then the number 1 on your telephone keypad.

                    There are no further questions at this time.

Silvano DiGenova:   Well we'd like to thank you all for your time and attention, and we look forward to speaking to you about our third-quarter results in a few months. Thank you all.

Operator:           Thank you. This concludes today's conference. You may now
                    disconnect.


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